Exhibit 99.1

3001 Deming Way

Middleton, WI 53562-1431

P.O. Box 620992

Middleton, WI 53562-0992
(608) 275-3340

For Immediate Release	Investor/Media Contact: Dave Prichard
608-278-6141

Spectrum Brands Holdings Reports Record Fiscal 2016 Results

•	7.4% reported net sales growth, 139.8% net income increase and reported diluted earnings per share (EPS) of $5.99
•	2.6% organic net sales growth, 19.0% adjusted EBITDA increase and strong margin expansion
•

Net cash provided from operating activities of $615.0 million, excluding a tender premium of $15.6 million and after purchases of property, plant and equipment of $95.2 million, resulted in record $535 million of adjusted free cash flow in fiscal 2016 compared to $454 million in fiscal 2015 and $359 million in fiscal 2014

•	Planning 8th consecutive year of record performance in fiscal 2017, including adjusted free cash flow of approximately $575-$590 million

Middleton, WI, November 17, 2016 – Spectrum Brands Holdings, Inc. (NYSE: SPB), a global consumer products company offering an expanding portfolio of leading brands providing superior value to consumers and customers every day, today reported record performance for fiscal 2016 ended September 30, 2016.

The Company also said it plans to deliver an eighth consecutive year of record performance in fiscal 2017, including expected growth in reported net sales above category rates and adjusted free cash flow of up to 10 percent.

Fiscal 2016 Highlights:

•

Net sales of $5.04 billion in fiscal 2016 increased 7.4 percent compared to $4.69 billion last year.  Excluding the negative impact of $126.2 million of foreign exchange and acquisition sales of $351.8 million, organic net sales, a non-GAAP measure, increased 2.6 percent from the prior year.  See Other Supplemental Information for reconciliation to GAAP net sales.

•

Net income of $357.1 million and diluted EPS of $5.99 in fiscal 2016 increased compared to net income of $148.9 million and diluted EPS of $2.66 in fiscal 2015 primarily due to the impact of the GAC acquisition, volume, improved mix, reduced acquisition and restructuring activity, a lower effective tax rate, and one-time debt financing and refinancing costs from the prior period.

•

Adjusted diluted EPS, a non-GAAP measure, of $5.20 in fiscal 2016 increased 20.6 percent compared to $4.31 last year predominantly due to the impact of the GAC acquisition, volume, improved mix and lower interest expense, partially offset by higher weighted average common shares outstanding.  See Other Supplemental Information for reconciliation to GAAP EPS.

•

Adjusted EBITDA, a non-GAAP measure, of $952.8 million in fiscal 2016 increased 19.0 percent compared to $800.6 million in fiscal 2015.  Excluding the negative impact of foreign exchange of $79.8 million, as well as the effect on EBITDA from acquisitions of $106.4 million, organic adjusted EBITDA of $926.2 million increased 15.7 percent versus the prior year.  See Other Supplemental Information for reconciliation to GAAP net income.

•

Adjusted EBITDA margin, a non-GAAP measure, of 18.9 percent in fiscal 2016 increased from 17.1 percent in fiscal 2015, which represented the sixth consecutive year of adjusted EBITDA margin improvement.  The increase was primarily due to the GAC acquisition, improved mix and operating expense leverage on the base business.  See Other Supplemental Information for reconciliation to GAAP net income.

•

Leverage (total debt at par of $3,682 million to adjusted EBITDA of $952.8 million) decreased to approximately 3.9 times at the end of fiscal 2016 compared to approximately 4.4 times at the end of fiscal 2015.    Including the subsequent redemption in October 2016 of the remaining $130 million of 6.375% senior unsecured notes tendered for in September, total leverage was approximately 3.7 times.

•

Adjusted free cash flow, a non-GAAP measure, was a record $535 million compared to $454 million in fiscal 2015 and $359 million in fiscal 2014.  See Other Supplemental Information for reconciliation to GAAP Cash Flow Provided From Operating Activities.

“Fiscal 2016 was our 7th consecutive year of record financial performance,” said Andreas Rouvé, Chief Executive Officer of Spectrum Brands Holdings.  “Our improvement was broad-based across most businesses and geographies.  Home and Garden, Hardware and Home Improvement and Global Auto Care achieved record results.  Batteries, Personal Care and Global Pet delivered strong performances.  All of our core regions reported organic net sales and adjusted EBITDA growth on a currency neutral basis.

“Fiscal 2016 was a year of good progress with our Spectrum First initiative,” Mr. Rouvé said.  “Spectrum First is the pathway to move our Company to the next level of performance as a large cap stock with growth accelerators built around customers, process and people.

“The launch of innovative products accelerated in all categories, and we continued to leverage our global infrastructure and shared services as well as improve our processes,” he said.  “To support our organic growth, we began to step up R&D and marketing investments while adding sales specialists to pursue white space opportunities worldwide.  At the same time, unprofitable businesses were exited to help improve profitability, margins and free cash flow.

“Adjusted free cash flow grew a strong 18 percent,” said Mr. Rouvé. “Term debt reduction of more than $410 million enabled us to reduce total leverage by one-half turn and end the fiscal year at approximately 3.9 times, consistent with our guidance.

“We delivered good profit growth and solid margin expansion in the fourth quarter, despite lower net sales due mostly to four fewer shipping days that impacted revenues by approximately 5 to 6 percent as well as the exit of unprofitable business of approximately $12 million,” he said.  “The related favorable mix effect coupled with strong cost savings helped deliver significant gross margin and adjusted EBITDA margin expansion despite the negative foreign exchange headwinds.

“As we look to fiscal 2017, we plan for above category top-line and bottom-line growth and a free cash flow increase of up to 10 percent driven by the continuous launch of innovation and further leveraging of our global platform to expand distribution of our products,” Mr. Rouvé said.  “We remain focused on our ‘more, more, more’ organic growth strategy to push more cross-listings, serve more sales channels and enter into more countries through leveraging our strong retailer relationships.”

Fiscal 2016 Consolidated Financial Results

Consolidated net sales of $5.04 billion in fiscal 2016 increased 7.4 percent compared to $4.69 billion in fiscal 2015.  Excluding the negative impact of $126.2 million of foreign exchange, as well as acquisition sales of $351.8 million, organic net sales increased 2.6 percent.

Gross profit and gross profit margin for fiscal 2016 were $1.92 billion and 38.1 percent compared to $1.67 billion and 35.6 percent, respectively, in fiscal 2015.  The gross profit margin percentage increase was primarily due to improved mix and the GAC acquisition, partially offset by the negative impact of foreign exchange.

Operating expenses of $1.26 billion in fiscal 2016 compared to $1.20 billion in the prior year.  Higher SG&A expense, driven primarily by the full-year effect of the GAC acquisition, was partially offset by lower acquisition, integration and restructuring costs.

The Company reported GAAP net income of $357.1 million, or $5.99 diluted income per share, in fiscal 2016 on average diluted shares and common stock equivalents outstanding of 59.6 million. In fiscal 2015, the Company reported GAAP net income of $148.9 million, or $2.66 diluted income per share, on average diluted shares and common stock equivalents outstanding of 55.9 million. The Company generated adjusted diluted earnings per share, a non-GAAP measure, of $5.20 in fiscal 2016, a 20.6 percent increase compared to $4.31 in fiscal 2015.  The improvement was predominantly due to the impact of the GAC acquisition, volume and favorable mix, partially offset by the negative impact of foreign exchange.

Adjusted EBITDA, a non-GAAP measure, of $952.8 in fiscal 2016 increased 19.0 percent compared to $800.6 million in fiscal 2015.  HHI and Home and Garden delivered record adjusted EBITDA while all businesses grew year-over-year.  Excluding the negative impact of $79.8 million of foreign exchange, as well as acquisition-related EBITDA of $106.4 million, organic adjusted EBITDA of $926.2 increased 15.7 percent versus fiscal 2015.  See Other Supplemental Information for reconciliation to GAAP net income.  Reported adjusted EBITDA margin expanded to 18.9 percent compared to 17.1 percent last year, which represented the sixth consecutive year of adjusted EBITDA margin growth.  The improvement was primarily due to improved mix, the impact of the GAC acquisition and operating expense leverage.

Fiscal 2016 Fourth Quarter Consolidated Financial Results

Net sales of $1.25 billion in the fourth quarter of fiscal 2016 decreased 4.5 percent compared to $1.31 billion in fiscal 2015.  Excluding the negative impact of $16.9 million of foreign exchange, organic net sales declined 3.2 percent.  Four fewer shipping days negatively affected revenues by approximately $70 to $80 million.

Gross profit and gross profit margin in the fourth quarter of fiscal 2016 were $485.8 million and 38.9 percent, respectively, compared to $467.4 million and 35.7 percent, respectively, last year.  The gross profit margin percentage increase was primarily due to favorable mix and strong productivity, partially offset by the negative impact of foreign exchange.

Operating expenses of $327.3 million in the fourth quarter of fiscal 2016 decreased 1.7 percent compared to $333.0 million in the prior year primarily due to lower acquisition, integration and restructuring charges.

The Company reported net income of $89.0 million, or $1.49 diluted EPS, in the fourth quarter of fiscal 2016 on average diluted shares and common stock equivalents outstanding of 59.8 million.  In the fourth quarter of fiscal 2015, net income was $26.5 million, or $0.44 diluted EPS, on average diluted shares and common stock equivalents outstanding of 59.8 million.  The Company generated adjusted diluted EPS of $1.31 in the fourth quarter of fiscal 2016, an increase of 15.9 percent compared to $1.13 in fiscal 2015 primarily due to strong productivity and favorable mix.

Adjusted EBITDA of $236.9 million in the fourth quarter of fiscal 2016 increased 3.3 percent compared to $229.3 million in fiscal 2015.  Excluding the negative impact of $14.4 million of foreign exchange, organic adjusted EBITDA of $251.3 increased 9.6 percent versus the fourth quarter of 2015.  Reported adjusted EBITDA margin of 19.0 percent increased from 17.5 percent last year.  See Other Supplemental Information for reconciliation to GAAP net income.

Fiscal 2016 Fourth Quarter Segment Level Data

Global Batteries & Appliances (GBA)

	Three Month Period Ended					Twelve Months Ended
(in millions, except %)	September 30, 2016	September 30, 2015	Variance			September 30, 2016	September 30, 2015	Variance
Net Sales	$520.0	$553.0	$(33.0)		(6.0%)	2,010.3	$2,092.2	$(81.9)		(3.9%)
Adjusted EBITDA	83.4	77.6	5.8		7.5%	311.4	306.9	4.5		1.5%
Adjusted EBITDA Margin	16.0%	14.0%	200	bps		15.5%	14.7%	80	bps

The GBA segment reported fiscal 2016 fourth quarter net sales of $520.0 million versus $553.0 million in the year-ago quarter.  Organic net sales decreased 3.7 percent as consumer batteries, personal care and small appliances reported lower revenues which were, in large part, negatively impacted by four fewer shipping days totaling approximately $27 to $31 million of sales for the GBA segment.

Global battery net sales of $222.7 million in the fourth quarter of fiscal 2016 decreased 2.9 percent compared to $229.3 million in the fourth quarter of fiscal 2015.  Excluding negative foreign exchange impacts of $1.8 million, fiscal 2016 fourth quarter organic net sales fell 2.1 percent, including the unfavorable impact of four fewer shipping days of approximately $12 to $13 million of sales.  Solid growth on a currency neutral basis in Europe, driven by increased specialty battery revenues, and in Latin America primarily from gains in specialty batteries and lights was more than offset predominantly by lower results in North America and fewer shipping days.  Lower North American sales were due to holiday shipment timing and strong new customer orders for hearing aid batteries in the prior year.

Net sales for the global personal care product category of $120.6 million in the fourth quarter of fiscal 2016 compared to $125.8 million last year.  Excluding negative foreign exchange impacts of $3.0 million, organic net sales declined 1.7 percent, including the unfavorable impact of four fewer shipping days of approximately $6 to $8 million.  Growth in constant currency in Europe, primarily in hair care appliances, and a double-digit increase in constant currency in Latin America from hair care and men’s shaving and grooming were more than offset by lower North American revenues and fewer shipping days.  The North American decline was primarily due to competitor discounting, category softness in certain hair care appliance channels, and the timing of customer shipments against strong growth last year.

Net sales of $176.7 million in the global small appliances product category in the fourth quarter of fiscal 2016 compared to $197.9 million in the year-ago quarter.  Excluding negative foreign exchange impacts of $7.9 million, fiscal 2016 fourth quarter organic net sales decreased 6.7 percent, including the unfavorable impact of four fewer shipping days of approximately $9 to $10 million of sales.  Compared to strong growth of 8.2 percent in the prior year, lower fiscal 2016 fourth quarter revenues in North America, Europe and Latin America were attributable to competitor discounting, retailer shipment timing, fewer shipping days and soft POS largely in food preparation, beverage and cooking categories at several key U.S. retail customers.

GBA adjusted EBITDA of $83.4 million in the fourth quarter of fiscal 2016 increased 7.5 percent compared to $77.6 million in the year-ago quarter. Excluding negative foreign exchange impacts of $13.3 million, organic adjusted EBITDA of $96.7 million in the fourth quarter of fiscal 2016 grew 24.6 percent versus the prior year.  Adjusted EBITDA margin of 16.0 percent expanded 200 basis points compared to 14.0 percent last year.

 Hardware & Home Improvement (HHI)

	Three Month Period Ended					Twelve Months Ended
(in millions, except %)	September 30, 2016	September 30, 2015	Variance			September 30, 2016	September 30, 2015	Variance
Net Sales	$328.1	$331.4	$(3.3)		(1.0%)	$1,241.0	$1,205.5	$35.5		2.9%
Adjusted EBITDA	69.1	65.2	3.9		6.0%	241.6	225.5	16.1		7.1%
Adjusted EBITDA Margin	21.1%	19.7%	140	bps		19.5%	18.7%	80	bps

The HHI segment reported net sales of $328.1 million in the fourth quarter of fiscal 2016, a 1.0% decline compared to $331.4 million in the prior year.  Excluding the negative impact of foreign exchange of $1.4 million, organic net sales decreased 0.6 percent.  Strong growth in the core North American residential security category was negatively impacted by fewer shipping days totaling approximately $18 to $20 million of sales.  The planned exit of unprofitable businesses and the expiration of a customer tolling agreement adversely impacted sales growth by 0.9 percent.

Adjusted EBITDA of $69.1 million increased 6.0 percent versus $65.2 million last year.  Adjusted EBITDA margin of 21.1 percent improved 140 basis points compared to 19.7 percent last year.

Global Pet Supplies

	Three Month Period Ended					Twelve Months Ended
(in millions, except %)	September 30, 2016	September 30, 2015	Variance			September 30, 2016	September 30, 2015	Variance
Net Sales	$206.7	$219.3	$(12.6)		(5.7%)	$825.7	$758.2	$67.5		8.9%
Adjusted EBITDA	41.7	42.2	(0.5)		(1.2%)	140.1	124.5	15.6		12.5%
Adjusted EBITDA Margin	20.2%	19.2%	100	bps		17.0%	16.4%	60	bps

The Global Pet Supplies segment reported net sales of $206.7 million in the fourth quarter of fiscal 2016 compared to $219.3 million last year.  Excluding the unfavorable impact of foreign exchange of $2.5 million, organic net sales declined 4.6 percent.  Lower aquatics and companion animal revenues were predominantly due to four fewer shipping days which negatively impacted sales by approximately $11 to $12 million.  Aquatics revenues also were negatively affected by reduced U.S. commercial sales due to fewer remodels at a major retailer compared to the prior year and in Europe as a result of U.K. economic conditions.  North American companion animal sales were negatively affected largely by the timing of promotions and the exit of low-margin private label rawhide business at a major retailer.  In Europe, revenues were also lower from the planned exit of a pet food customer tolling agreement.

Fourth quarter adjusted EBITDA of $41.7 million compared to $42.2 million in fiscal 2015.  Adjusted EBITDA margin grew 100 basis points to 20.2 percent compared to 19.2 percent in the prior year.

Home and Garden

	Three Month Period Ended					Twelve Months Ended
(in millions, except %)	September 30, 2016	September 30, 2015	Variance			September 30, 2016	September 30, 2015	Variance
Net Sales	$94.3	$108.3	$(14.0)		(12.9%)	$509.0	$474.0	$35.0		7.4%
Adjusted EBITDA	19.9	24.4	(4.5)		(18.4%)	138.3	124.5	13.8		11.1%
Adjusted EBITDA Margin	21.1%	22.5%	(140)	bps		27.2%	26.3%	90	bps

The Home and Garden segment reported fourth quarter net sales of $94.3 million, a 12.9 percent decrease compared to $108.3 million last year.  Lower revenues, primarily in the repellents and lawn and garden controls categories, were attributable to four fewer shipping days which impacted sales by approximately $6 to $8 million and lower year-over-year replenishment orders due to earlier seasonal load-ins across retailers in the first half of fiscal 2016.

Fourth quarter adjusted EBITDA of $19.9 million fell 18.4 percent versus $24.4 million a year ago.  Adjusted EBITDA margin of 21.1 percent decreased 140 basis points from 22.5 percent last year.

Global Auto Care (GAC)

	Three Month Period Ended					Twelve Months Ended
(in millions, except %)	September 30, 2016	September 30, 2015	Variance			September 30, 2016	September 30, 2015	Variance
Net Sales	$100.7	$96.1	$4.6		4.8%	$453.7	$160.5	$293.2		182.7%
Adjusted EBITDA	31.4	28.0	3.4		12.1%	153.4	47.3	106.1		224.3%
Adjusted EBITDA Margin	31.2%	29.1%	210	bps		33.8%	29.5%	430	bps

The GAC segment reported net sales of $100.7 million in the fourth quarter of fiscal 2016, an increase of 4.8 percent compared to $96.1 million in the prior year.  Excluding the negative impact of foreign exchange of $0.3 million, fourth quarter organic net sales of $101.0 million increased 5.1 percent, despite four fewer shipping days that unfavorably impacted sales by approximately $8 to $9 million.  Favorable summer weather drove solid U.S. growth in refrigerants, especially A/C PRO®.

Fourth quarter adjusted EBITDA of $31.4 million grew 12.1 percent compared to $28.0 million in fiscal 2015.  Adjusted EBITDA margin of 31.2 percent expanded 210 basis points from 29.1 percent last year.

Liquidity and Debt

Spectrum Brands completed fiscal 2016 on September 30, 2016 with a solid liquidity position, including a cash balance of approximately $275 million and more than $466 million available on its $500 million Cash Flow Revolver.

As of the end of fiscal 2016, the Company had approximately $3,682 million of debt outstanding, consisting of a series of secured Term Loans in the aggregate amount of $1,123 million, $2,427 million of senior unsecured notes, and approximately $132 million of capital leases and other obligations.

As a result of solid earnings and strong working capital management, the Company generated record adjusted free cash flow in fiscal 2016 of $535 million, surpassing its goal of $505-$515 million, fiscal 2015 adjusted free cash flow of $454 million and fiscal 2014 free cash flow of $359 million.

Leverage (total debt to adjusted EBITDA) was approximately 3.9 times at the end of fiscal 2016, consistent with previous guidance, and compared to 4.4 times at the end of fiscal 2015.  Including the subsequent redemption in October 2016 of the remaining $130 million of 6.375% senior unsecured notes tendered for in September, total leverage was approximately 3.7 times.

Fiscal 2017 Outlook

Spectrum Brands expects fiscal 2017 reported net sales to grow above category rates, along with an anticipated negative impact from foreign exchange of approximately 100 to 150 basis points.

Fiscal 2017 adjusted free cash flow is projected to be approximately $575-$590 million compared to $535 million in fiscal 2016.  See Other Supplemental Information for a reconciliation to Forecasted GAAP Cash Flow from Operating Activities.  Capital expenditures, which were $95.2 million in fiscal 2016, are expected to be in the range of $110 million to $120 million, including rollover spending from fiscal 2016.  These incremental investments will support footprint optimization, vertical integration improvements, technology and innovation and are expected to enhance the Company’s margin structure and organic net sales growth rate.

Conference Call/Webcast Scheduled for 9:00 A.M. Eastern Time Today

Spectrum Brands will host an earnings conference call and webcast at 9:00 a.m. Eastern Time today, November 17.  To access the live conference call, U.S. participants may call 877-556-5260 and international participants may call 973-532-4903.  The conference ID number is 95725899.  A live webcast and related presentation slides will be available by visiting the Event Calendar page in the Investor Relations section of Spectrum Brands’ website at www.spectrumbrands.com.

A replay of the live webcast also will be accessible through the Event Calendar page in the Investor Relations section of the Company’s website.  A telephone replay of the conference call will be available through Thursday, December 1.  To access this replay, participants may call 855-859-2056 and use the same conference ID number.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, a member of the Russell 1000 Index, is a global and diversified consumer products company and a leading supplier of consumer batteries, residential locksets, residential builders’ hardware, plumbing, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, personal insect repellents, and auto care products. Helping to meet the needs of consumers worldwide, our Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, VARTA®, Kwikset®, Weiser®, Baldwin®, National Hardware®, Pfister®,  Remington®, George Foreman®, Black + Decker®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®, IAMS®, Eukanuba®, Healthy-Hide®, Digest-eeze™, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot®, Black Flag®, Liquid Fence®, Armor All®, STP® and A/C PRO®.  Spectrum Brands' products are sold in approximately 160 countries. Spectrum Brands Holdings generated net sales of approximately $5.04 billion in fiscal 2016. For more information, visit www.spectrumbrands.com.

Non-GAAP Measurements

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods.  Management believes that organic net sales provide for a more complete understanding of underlying business trends of regional and segment performance by excluding the impact of currency exchange rate fluctuations and the impact of acquisitions.  In addition, within this release, including the supplemental information attached hereto, reference is made to adjusted diluted EPS, adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), and adjusted EBITDA margin.   Adjusted EBITDA is a metric used by management to evaluate segment performance and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA also can be a useful measure of a company’s ability to service debt and is one of the measures used for determining the Company’s debt covenant compliance.  Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period.  Adjusted EBITDA margin reflects adjusted EBITDA as a percentage of net sales of the Company.  Organic adjusted EBITDA excludes the impact of currency exchange rate fluctuations and the impact of acquisitions. The Company’s management uses adjusted diluted EPS as one means of analyzing the Company’s current and future financial performance and identifying trends in its financial condition and results of operations.  Management believes that adjusted diluted EPS is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next.  An income tax adjustment is included in adjusted diluted EPS to exclude the impact of the valuation allowance against deferred taxes and other tax-related items in order to reflect a normalized ongoing effective tax rate of 35%.  The Company’s management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt and meet its working capital requirements.  Free cash flow should not be considered in isolation or as a substitute for pretax income, net income, cash provided by (used in) operating activities or other statement of income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity.  In addition, the calculation of free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or discretionary uses.  The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations.  While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.  Other Supplemental Information has been provided to demonstrate reconciliation of non-GAAP measurements discussed above to most relevant GAAP financial measurements.

Forward-Looking Statements

Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as the Company’s ability to meet its expectations for its fiscal 2017 (including expectations regarding capital expenditures and its ability to increase its net sales, free cash flow and adjusted EBITDA) may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these statements by using words like “future,” “anticipate”, “intend,” “plan,” “estimate,” “believe,” “expect,” “project,” “forecast,” “could,” “would,” “should,” “will,” “may,” and similar expressions of future intent or the negative of such terms. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) the impact of our indebtedness on our business, financial condition and results of operations; (2) the impact of restrictions in our debt instruments on our ability to operate our business, finance our capital needs or pursue or expand business strategies; (3) any failure to comply with financial covenants and other provisions and restrictions of our debt instruments; (4) the impact of actions taken by significant stockholders; (5) the impact of expenses resulting from the implementation of new business strategies, divestitures or current and proposed restructuring activities; (6) our inability to successfully integrate and operate new acquisitions at the level of financial performance anticipated; (7) the unanticipated loss of key members of senior management; (8) the impact of fluctuations in commodity prices, costs or availability of raw materials or terms and conditions available from suppliers, including suppliers’ willingness to advance credit; (9) interest rate and exchange rate fluctuations; (10) our ability to utilize our net operating loss carry-forwards to offset tax liabilities from future taxable income; (11) the loss of, significant reduction in, or dependence upon, sales to any significant retail customer(s); (12) competitive promotional activity or spending by competitors, or price reductions by competitors; (13) the introduction of new product features or technological developments by competitors and/or the development of new competitors or competitive brands; (14)

the effects of general economic conditions, including inflation, recession or fears of a recession, depression or fears of a depression, labor costs and stock market volatility or changes in trade, monetary or fiscal policies in the countries where we do business; (15) changes in consumer spending preferences and demand for our products; (16) our ability to develop and successfully introduce new products, protect our intellectual property and avoid infringing the intellectual property of third parties; (17) our ability to successfully implement, achieve and sustain manufacturing and distribution cost efficiencies and improvements, and fully realize anticipated cost savings; (18) the cost and effect of unanticipated legal, tax or regulatory proceedings or new laws or regulations (including environmental, public health and consumer protection regulations); (19) public perception regarding the safety of products that we manufacture and sell, including the potential for environmental liabilities, product liability claims, litigation and other claims related to products manufactured by us and third parties; (20) the impact of pending or threatened litigation; (21) the impact of cybersecurity breaches or our actual or perceived failure to protect company and personal data; (22) changes in accounting policies applicable to our business; (23) government regulations; (24) the seasonal nature of sales of certain of our products; (25) the effects of climate change and unusual weather activity; and (26) the effects of political or economic conditions, terrorist attacks, acts of war or other unrest in international markets, including those discussed herein and those set forth in the combined securities filing of Spectrum Brands Holdings, Inc. and SB/RH Holdings, LLC, including their most recently filed Annual Report on Form 10-K or Quarterly Report on Form 10-Q.

Spectrum Brands Holdings also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands Holdings and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.    Spectrum Brands Holdings also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands Holdings undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

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SPECTRUM BRANDS HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Three Month Period Ended		Twelve Month Period Ended
(in millions, except per share amounts)	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net sales	$1,249.8	$1,308.1	$5,039.7	$4,690.4
Cost of goods sold	763.9	839.0	3,119.3	3,018.0
Restructuring and related charges	0.1	1.7	0.5	2.1
Gross profit	485.8	467.4	1,919.9	1,670.3
Selling	198.3	203.0	776.6	720.7
General and administrative	96.1	96.3	372.3	338.8
Research and development	15.8	14.5	58.7	51.3
Acquisition and integration related charges	5.5	14.5	36.7	58.8
Restructuring and related charges	6.9	4.7	14.7	26.6
Write-off from impairment of intangible assets	4.7	—	4.7	—
Total operating expenses	327.3	333.0	1,263.7	1,196.2
Operating income	158.5	134.4	656.2	474.1
Interest expense	74.2	65.4	250.0	271.9
Other non-operating expense, net	2.1	3.3	8.6	8.9
Income from operations before income taxes	82.2	65.7	397.6	193.3
Income tax (benefit) expense	(6.9)	39.1	40.0	43.9
Net income	89.1	26.6	357.6	149.4
Net income attributable to non-controlling interest	0.1	0.1	0.5	0.5
Net income attributable to controlling interest	$89.0	$26.5	$357.1	$148.9
Earnings Per Share
Basic earnings per share	$1.50	$0.44	$6.02	$2.68
Diluted earnings per share	$1.49	$0.44	$5.99	$2.66
Dividends per share	$0.38	$0.33	$1.47	$1.27
Weighted Average Shares Outstanding
Basic	59.4	59.5	59.3	55.6
Diluted	59.8	59.8	59.6	55.9

SPECTRUM BRANDS HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOW

	Twelve Month Period Ended
(in millions)	September 30, 2016	September 30, 2015
Cash flows from operating activities
Net income	$357.6	$149.4
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangible assets	93.9	87.8
Depreciation	89.1	82.2
Share based compensation	64.4	47.6
Non-cash inventory adjustment from acquisitions	—	21.7
Non-cash restructuring and related charges	5.6	19.1
Write off for impairment of intangible assets	4.7	—
Amortization of debt issuance costs	11.6	12.6
Write-off of debt issuance costs on retired debt	5.8	11.2
Non-cash debt accretion	2.3	3.0
Write-off of unamortized discount on retired debt	—	1.7
Deferred tax benefit	(25.5)	(4.6)
Net changes in operating assets and liabilities, net of effects of acquisitions
Receivables	48.5	93.4
Inventories	40.2	(54.5)
Prepaid expenses and other current assets	(7.5)	(3.1)
Accounts payable and accrued liabilities	(40.5)	48.7
Other	(35.2)	(71.9)
Net cash provided by operating activities	615.0	444.3
Cash flows from investing activities
Purchases of property, plant and equipment	(95.2)	(89.1)
Business acquisitions, net of cash acquired	—	(1,191.1)
Proceeds from sales of property, plant and equipment	1.0	1.4
Other investing activities	(4.2)	(0.9)
Net cash used by investing activities	(98.4)	(1,279.7)
Cash flows from financing activities
Proceeds from issuance of debt	485.0	3,281.4
Payment of debt	(819.5)	(2,793.1)
Payment of debt issuance costs	(9.3)	(38.1)
Payment of cash dividends	(87.2)	(70.7)
Treasury stock purchases	(42.8)	(21.2)
Payment of contingent consideration	(3.2)	—
Share based tax withholding payments, net of proceeds upon vesting	(10.8)	(2.6)
Net proceeds from issuance of common stock	—	562.7
Net cash (used) provided by financing activities	(487.8)	918.4
Effect of exchange rate changes on cash and cash equivalents due to Venezuela devaluation	—	(2.5)
Effect of exchange rate changes on cash and cash equivalents	(1.4)	(27.2)
Net increase in cash and cash equivalents	27.4	53.3
Cash and cash equivalents, beginning of period	247.9	194.6
Cash and cash equivalents, end of period	$275.3	$247.9

SPECTRUM BRANDS HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in millions)	September 30, 2016	September 30, 2015
Assets
Cash and cash equivalents	$275.3	$247.9
Trade receivables, net	482.6	498.8
Other receivables	55.6	87.9
Inventories	740.6	780.8
Prepaid expenses and other current assets	78.8	72.1
Total current assets	1,632.9	1,687.5
Property, plant and equipment, net	542.1	507.1
Deferred charges and other	43.2	42.2
Goodwill	2,478.4	2,476.7
Intangible assets, net	2,372.5	2,480.3
Total assets	7,069.1	7,193.8
Liabilities and Shareholders' Equity
Current portion of long-term debt	164.0	33.8
Accounts payable	580.1	620.6
Accrued wages and salaries	122.9	96.5
Accrued interest	39.3	63.3
Other current liabilities	189.3	212.7
Total current liabilities	1,095.6	1,026.9
Long-term debt, net of current portion	3,456.2	3,872.1
Deferred income taxes	532.7	572.5
Other long-term liabilities	140.6	115.5
Total liabilities	5,225.1	5,587.0
Shareholders' equity	1,800.1	1,563.1
Noncontrolling interest	43.9	43.7
Total equity	1,844.0	1,606.8
Total liabilities and equity	7,069.1	7,193.8

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION

ADJUSTED DILUTED EPS

Our press release contains financial information regarding adjusted EPS, which we define as diluted EPS excluding the effect of one-time, non-recurring activity and volatility associated with our income tax expense. The Company believes that adjusted diluted EPS provides further insight and comparability in operating performance as it eliminates the effects of certain items that are not comparable from one period to the next. Adjustments to diluted EPS include (1) acquisition and integration costs that consist of transaction costs from non-recurring acquisition transactions during the period or subsequent integration related project costs directly associated with the acquired business further summarized below; (2) restructuring and related costs, which consist of project costs across the segments associated with restructuring initiatives further summarized below; (3) non-recurring financing related costs; (4) non-cash asset impairments or write-offs realized; (5) one time purchase accounting inventory adjustments recognized in earnings subsequent to an acquisition; and (6) other adjustments.  Income tax adjustment to diluted EPS is to exclude the impact of adjusting the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate of 35%, net of adjustments made to diluted EPS.  During the twelve month period ended September 30, 2016, other adjustments consisted of costs associated with the onboarding a key executive and an involuntary transfer of inventory. During the three and twelve month periods ended September 30, 2015, other adjustments consisted of costs associated with the exiting of a key executive, coupled with onboarding a key executive. The following is a reconciliation of reported diluted EPS to adjusted diluted EPS for the three and twelve month periods ended September, 2016 and 2015, respectively:

	Three Month Period Ended		Twelve Month Period Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Diluted earnings per share, as reported	$1.49	$0.44	$5.99	$2.66
Adjustments:
Acquisition and integration related charges	0.09	0.24	0.62	1.05
Restructuring and related charges	0.12	0.11	0.26	0.51
Debt refinancing costs	0.36	—	0.36	1.05
Write-off for impairment of intangible assets	0.08	—	0.08	—
Purchase accounting inventory adjustment	—	0.23	—	0.39
Other adjustments	—	0.05	0.02	0.18
Income tax adjustment	(0.83)	0.06	(2.13)	(1.53)
	(0.18)	0.69	(0.79)	1.65
Diluted earnings per share, as adjusted	$1.31	$1.13	$5.20	$4.31

The following summarizes the acquisition and integration related charges incurred by the Company for the three and twelve month periods ended September 30, 2016 and 2015:

	Three Month Period Ended		Twelve Month Period Ended
(in millions)	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Armored AutoGroup	$1.3	$4.0	$14.6	$21.8
HHI Business	1.3	3.7	13.3	12.0
European IAMS and Eukanuba	1.2	3.2	3.5	9.3
Salix	0.4	2.3	2.1	10.7
Other	1.3	1.3	3.2	5.0
Total acquisition and integration related charges	$5.5	$14.5	$36.7	$58.8

The following summarizes the restructuring and related charges incurred by the Company for the three and twelve month periods ended September 30, 2016 and 2015:

	Three Month Period Ended		Twelve Month Period Ended
(in millions)	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
HHI business rationalization initiatives	$2.2	$2.6	$1.8	$10.3
GAC business rationalization initiatives	1.7	—	5.3	—
Global expense rationalization initiatives	2.0	3.2	5.2	17.1
Other restructuring activities	1.1	0.6	2.9	1.3
Total restructuring and related charges	$7.0	$6.4	$15.2	$28.7

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION

NET SALES AND ORGANIC NET SALES

The following is a summary of net sales by segment for the three and twelve month periods ended September 30, 2016 and 2015, respectively:

	Three Month Period Ended				Twelve Month Period Ended
(in millions, except %)	September 30, 2016	September 30, 2015	Variance		September 30, 2016	September 30, 2015	Variance
Consumer batteries	$222.7	$229.3	$(6.6)	(2.9%)	$840.7	$829.5	$11.2	1.4%
Small appliances	176.7	197.9	(21.2)	(10.7%)	656.0	734.6	(78.6)	(10.7%)
Personal care	120.6	125.8	(5.2)	(4.1%)	513.6	528.1	(14.5)	(2.7%)
Global Batteries & Appliances	520.0	553.0	(33.0)	(6.0%)	2,010.3	2,092.2	(81.9)	(3.9%)
Hardware & Home Improvement	328.1	331.4	(3.3)	(1.0%)	1,241.0	1,205.5	35.5	2.9%
Global Pet Supplies	206.7	219.3	(12.6)	(5.7%)	825.7	758.2	67.5	8.9%
Home and Garden	94.3	108.3	(14.0)	(12.9%)	509.0	474.0	35.0	7.4%
Global Auto Care	100.7	96.1	4.6	4.8%	453.7	160.5	293.2	182.7%
Total	$1,249.8	$1,308.1	(58.3)	(4.5%)	$5,039.7	$4,690.4	349.3	7.4%

Our press release contains financial information regarding organic net sales, which we define as net sales excluding the effect of changes in foreign currency exchange rates and acquisitions. We believe this non-GAAP measure provides useful information to investors because it reflects regional and operating segment performance from our activities without the effect of changes in currency exchange rate and/or acquisitions. We use organic net sales as one measure to monitor and evaluate our regional and segment performance. Organic growth is calculated by comparing organic net sales to reported net sales in the prior year. The effect of changes in currency exchange rates is determined by translating the period’s net sales using the currency exchange rates that were in effect during the prior period. Net sales are attributed to the geographic regions based on the country of destination. We exclude net sales from acquired businesses in the current year for which there are no comparable sales in the prior period. The following is a reconciliation of reported net sales to organic net sales for the three and twelve month periods ended September 30, 2016 compared to reported net sales for the three and twelve month periods ended September 30, 2015, respectively:

	September 30, 2016
Three month period ended (in millions, except %)	Net Sales	Effect of Changes in Currency	Net Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Net Sales	Net Sales September 30, 2015	Variance
Consumer batteries	$222.7	$1.8	$224.5	$—	$224.5	$229.3	$(4.8)	(2.1%)
Small appliances	176.7	7.9	184.6	—	184.6	197.9	(13.3)	(6.7%)
Personal care	120.6	3.0	123.6	—	123.6	125.8	(2.2)	(1.7%)
Global Batteries & Appliances	520.0	12.7	532.7	—	532.7	553.0	(20.3)	(3.7%)
Hardware & Home Improvement	328.1	1.4	329.5	—	329.5	331.4	(1.9)	(0.6%)
Global Pet Supplies	206.7	2.5	209.2	—	209.2	219.3	(10.1)	(4.6%)
Home and Garden	94.3	—	94.3	—	94.3	108.3	(14.0)	(12.9%)
Global Auto Care	100.7	0.3	101.0	—	101.0	96.1	4.9	5.1%
Total	$1,249.8	$16.9	$1,266.7	$—	$1,266.7	$1,308.1	(41.4)	(3.2%)

	September 30, 2016
Twelve month period ended (in millions, except %)	Net Sales	Effect of Changes in Currency	Net Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Net Sales	Net Sales September 30, 2015	Variance
Consumer batteries	$840.7	$40.0	$880.7	$—	$880.7	$829.5	$51.2	6.2%
Small appliances	656.0	35.1	691.1	—	691.1	734.6	(43.5)	(5.9%)
Personal care	513.6	27.4	541.0	—	541.0	528.1	12.9	2.4%
Global Batteries & Appliances	2,010.3	102.5	2,112.8	—	2,112.8	2,092.2	20.6	1.0%
Hardware & Home Improvement	1,241.0	14.7	1,255.7	—	1,255.7	1,205.5	50.2	4.2%
Global Pet Supplies	825.7	8.2	833.9	(74.5)	759.4	758.2	1.2	0.2%
Home and Garden	509.0	0.1	509.1	—	509.1	474.0	35.1	7.4%
Global Auto Care	453.7	0.7	454.4	(277.3)	177.1	160.5	16.6	10.3%
Total	$5,039.7	$126.2	$5,165.9	$(351.8)	$4,814.1	$4,690.4	123.7	2.6%

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION

ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

Our press release contains financial information regarding Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, Amortization), which are non-GAAP earnings. Adjusted EBITDA is a metric used by management and we believe this non-GAAP measure provides useful information to investors because it reflects ongoing operating performance and trends of our segments excluding certain non-cash based expenses and/or non-recurring items during each of the comparable periods and facilitates comparisons between peer companies since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Further, Adjusted EBITDA is a useful measure of a company’s ability to service debt and is one measure used for determining the Company’s debt covenant. EBITDA is calculated by excluding the Company’s income tax expense, interest expense, depreciation expense and amortization expense (from intangible assets) from net income. Adjusted EBITDA further excludes: (1) stock based compensation expense as it is a non-cash based compensation cost; (2) acquisition and integration costs that consist of transaction costs from acquisition transactions during the period, or subsequent integration related project costs directly associated with the acquired business as previously summarized; (3) restructuring and related costs, which consist of project costs associated with restructuring initiatives across the segments as previously summarized; (4) non-cash purchase accounting inventory adjustments recognized in earnings subsequent to an acquisition; (5) non-cash asset impairments or write-offs realized; (6) and other adjustments.  During the three and twelve month periods ended September 30, 2016, other adjustments consisted of costs associated with the onboarding a key executive and the involuntary transfer of inventory. During the three and twelve month periods ended September 30, 2015, other adjustments consisted of costs associated with the exiting of a key executive, coupled with onboarding a key executive. Adjusted EBITDA Margin is calculated by taking the Adjusted EBITDA margin as a percentage of Net Sales. The following is a reconciliation of reported net income to Adjusted EBITDA for the three month periods ended September, 2016 and 2015, including the calculation of Adjusted EBITDA Margin for each of the respective periods:

Three month period ended September 30, 2016 (in millions)	Global Batteries & Appliances	Hardware & Home Improvement	Global Pet Supplies	Home & Garden	Global Auto Care	Corporate / Unallocated Items	Consolidated
Net income (loss)	$61.1	$57.2	$24.4	$15.0	$24.5	$(93.1)	$89.1
Income tax benefit	—	—	—	—	—	(6.9)	(6.9)
Interest expense	—	—	—	—	—	74.2	74.2
Depreciation and amortization	19.2	8.6	10.7	3.9	3.9	—	46.3
EBITDA	80.3	65.8	35.1	18.9	28.4	(25.8)	202.7
Stock based compensation expense	—	—	—	—	—	16.9	16.9
Acquisition and integration related charges	1.1	1.4	1.5	—	1.3	0.2	5.5
Restructuring and related charges	—	1.9	3.4	—	1.7	—	7.0
Write off from impairment of intangible assets	2.0	—	1.7	1.0	—	—	4.7
Other	—	—	—	—	—	0.1	0.1
Adjusted EBITDA	$83.4	$69.1	$41.7	$19.9	$31.4	$(8.6)	$236.9
Net Sales	520.0	328.1	206.7	94.3	100.7	—	1,249.8
Adjusted EBITDA Margin	16.0%	21.1%	20.2%	21.1%	31.2%	—	19.0%

Three month period ended September 30, 2015 (in millions)	Global Batteries & Appliances	Hardware & Home Improvement	Global Pet Supplies	Home & Garden	Global Auto Care	Corporate / Unallocated Items	Consolidated
Net income (loss)	$52.8	$50.9	$24.4	$19.6	$6.0	$(127.1)	$26.6
Income tax expense	—	—	—	—	—	39.1	39.1
Interest expense	—	—	—	—	—	65.4	65.4
Depreciation and amortization	18.5	9.6	10.8	3.6	4.7	—	47.2
EBITDA	71.3	60.5	35.2	23.2	10.7	(22.6)	178.3
Stock based compensation expense	—	—	—	—	—	11.5	11.5
Acquisition and integration related charges	1.1	2.8	5.5	0.9	3.3	0.9	14.5
Restructuring and related charges	2.7	1.9	1.5	0.3	—	—	6.4
Purchase accounting inventory adjustment	—	—	—	—	14.0	—	14.0
Venezuela devaluation	2.5	—	—	—	—	—	2.5
Other	—	—	—	—	—	2.1	2.1
Adjusted EBITDA	$77.6	$65.2	$42.2	$24.4	$28.0	$(8.1)	$229.3
Net Sales	553.0	331.4	219.3	108.3	96.1	—	1,308.1
Adjusted EBITDA Margin	14.0%	19.7%	19.2%	22.5%	29.1%	—	17.5%

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION

ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN (continued)

The following is a reconciliation of reported net income to Adjusted EBITDA for the twelve month periods ended September 30, 2016 and 2015, including the calculation of Adjusted EBITDA Margin for each of the respective periods:

Twelve months ended September 30, 2016 (in millions)	Global Batteries & Appliances	Hardware & Home Improvement	Global Pet Supplies	Home & Garden	Global Auto Care	Corporate / Unallocated Items	Consolidated
Net income (loss)	$232.9	$190.6	$84.2	$121.2	$116.6	$(387.9)	$357.6
Income tax expense	—	—	—	—	—	40.0	40.0
Interest expense	—	—	—	—	—	250.0	250.0
Depreciation and amortization	72.2	35.4	42.7	15.2	17.5	—	183.0
EBITDA	305.1	226.0	126.9	136.4	134.1	(97.9)	830.6
Stock based compensation expense	—	—	—	—	—	64.4	64.4
Acquisition and integration related charges	2.6	13.3	5.5	0.5	14.0	0.8	36.7
Restructuring and related charges	1.2	2.3	6.0	0.4	5.3	—	15.2
Write off from impairment of intangible assets	2.0	—	1.7	1.0	—	—	4.7
Other	0.5	—	—	—	—	0.7	1.2
Adjusted EBITDA	$311.4	$241.6	$140.1	$138.3	$153.4	$(32.0)	$952.8
Net Sales	2,010.3	1,241.0	825.7	509.0	453.7	—	5,039.7
Adjusted EBITDA Margin	15.5%	19.5%	17.0%	27.2%	33.8%	—	18.9%

Twelve months ended September 30, 2015 (in millions)	Global Batteries & Appliances	Hardware & Home Improvement	Global Pet Supplies	Home & Garden	Global Auto Care	Corporate / Unallocated Items	Consolidated
Net income (loss)	$219.6	$166.5	$60.0	$108.3	$18.2	$(423.2)	$149.4
Income tax expense	—	—	—	—	—	43.9	43.9
Interest expense	—	—	—	—	—	271.9	271.9
Depreciation and amortization	71.0	39.4	39.7	13.3	6.6	—	170.0
EBITDA	290.6	205.9	99.7	121.6	24.8	(107.4)	635.2
Stock based compensation expense	—	—	—	—	—	47.6	47.6
Acquisition and integration related charges	4.6	9.1	13.7	2.3	3.8	25.3	58.8
Restructuring and related charges	9.2	9.7	8.9	0.6	—	0.3	28.7
Purchase accounting inventory adjustment	—	0.8	2.2	—	18.7	—	21.7
Venezuela devaluation	2.5	—	—	—	—	—	2.5
Other	—	—	—	—	—	6.1	6.1
Adjusted EBITDA	$306.9	$225.5	$124.5	$124.5	$47.3	$(28.1)	$800.6
Net Sales	2,092.2	1,205.5	758.2	474.0	160.5	—	4,690.4
Adjusted EBITDA Margin	14.7%	18.7%	16.4%	26.3%	29.5%	—	17.1%

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION

ORGANIC ADJUSTED EBITDA

Our press release contains financial information regarding organic adjusted EBITDA, which we define as adjusted EBITDA excluding the effect of changes in foreign currency exchange rates and acquisitions. We believe this non-GAAP measure provides useful information to investors because it reflects regional and operating segment performance from our activities without the effect of changes in currency exchange rate and/or acquisitions. We use organic adjusted EBITDA as one measure to monitor and evaluate our regional and segment performance. Organic growth is calculated by comparing organic adjusted EBITDA to adjusted EBITDA in the prior year. The effect of changes in currency exchange rates is determined by translating the period’s adjusted EBITDA using the currency exchange rates that were in effect during the prior period. We exclude adjusted EBITDA from acquired businesses in the current year for which there are no comparable metric in the prior period. The following is a reconciliation of reported adjusted EBITDA (as previously reconciled to Net Income) to organic adjusted EBITDA for the three and twelve month periods ended September 30, 2016 compared to the adjusted EBITDA for the three and twelve month periods ended September 30, 2015, respectively:

	September 30, 2016
Three Month Period Ended (in millions, except %)	Adjusted EBITDA	Effect of Changes in Currency	Adjusted EBITDA Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Adjusted EBITDA	Adjusted EBITDA September 30, 2015	Variance
Global Batteries & Appliances	$83.4	$13.3	$96.7	$—	$96.7	$77.6	$19.1	24.6%
Hardware & Home Improvement	69.1	0.8	69.9	—	69.9	65.2	4.7	7.2%
Global Pet Supplies	41.7	(0.4)	41.3	—	41.3	42.2	(0.9)	(2.1%)
Home and Garden	19.9	—	19.9	—	19.9	24.4	(4.5)	(18.4%)
Global Auto Care	31.4	0.6	32.0	—	32.0	28.0	4.0	14.3%
Corporate	(8.6)	0.1	(8.5)	—	(8.5)	(8.1)	(0.4)	4.9%
Total	$236.9	$14.4	$251.3	$—	$251.3	$229.3	22.0	9.6%

	September 30, 2016
Twelve Month Period Ended (in millions, except %)	Adjusted EBITDA	Effect of Changes in Currency	Adjusted EBITDA Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Adjusted EBITDA	Adjusted EBITDA September 30, 2015	Variance
Global Batteries & Appliances	$311.4	$76.5	$387.9	$—	$387.9	$306.9	$81.0	26.4%
Hardware & Home Improvement	241.6	2.1	243.7	—	243.7	225.5	18.2	8.1%
Global Pet Supplies	140.1	(0.1)	140.0	(10.8)	129.2	124.5	4.7	3.8%
Home and Garden	138.3	—	138.3	—	138.3	124.5	13.8	11.1%
Global Auto Care	153.4	0.8	154.2	(95.6)	58.6	47.3	11.3	23.9%
Corporate	(32.0)	0.5	(31.5)	—	(31.5)	(28.1)	(3.4)	12.1%
Total	$952.8	$79.8	$1,032.6	$(106.4)	$926.2	$800.6	125.6	15.7%

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION

FREE CASH FLOW

Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. We believe free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases and meet its working capital requirements. Our definition of free cash flow may be different from definitions used by other companies. We also use free cash flow, as defined, as one measure to monitor and evaluate performance. The following is a reconciliation of net cash provided from operating activities to the Company’s free cash flow for the years ended September 30, 2016, 2015 and 2014, respectively, and the forecasted adjusted free cash flow for the fiscal year ending September 30, 2017:

(in millions)	Forecasted 2017	2016	2015	2014
Net cash provided from operating activities	$695-710	$615	$444	$432
Cash interest charges related to refinancing	—	15	75	—
Cash restructuring, acquisition & integration costs	—	—	24	—
Purchases of property, plant and equipment	(110) - (120)	(95)	(89)	(73)
Adjusted free cash flow	$575-590	$535	$454	$359